Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Award Plan of Clover Health Investments, Corp. of our reports dated February 28, 2022, with respect to the consolidated financial statements of Clover Health Investments, Corp. and the effectiveness of internal control over financial reporting of Clover Health Investments, Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 9, 2022